Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-01047) pertaining to the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries of our report dated June 21, 2005, with respect to the financial statements and schedule of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Cleveland, Ohio
June 21, 2005